Exhibit 17.1

June 13, 2007

Board of Directors
Easy Groups Limited
57 West 200 South, Suite 550
Salt Lake City, Utah 84101

Re: Resignation

Gentlemen:

I hereby resign all officerships, including President, Chief Executive Officer, Secretary and Chief Financial Officer and as a Director of the Corporation effective ten (10) days after the filing of a Schedule 14f-1 with the SEC.

Very truly yours,

/s/ Reed Benson
Reed Benson